Exhibit 99

FOR IMMEDIATE RELEASE	For further information, contact
	Doug Craney	708-450-3117

Alberto Culver Reports First Quarter Fiscal Year 2010 Growth in Sales and Diluted

Earnings per Share from Continuing Operations

Increases Regular Quarterly Cash Dividend 13.3% to 8.5 Cents per Share

Melrose Park, IL, (February 1, 2010) – Alberto Culver Company (NYSE: ACV), a leading manufacturer and marketer of beauty care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema today announced growth in sales and diluted earnings per share from continuing operations.

First Quarter:

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Net sales for the first quarter increased 2.9% to $363.0 million compared to $352.8 million in the prior year quarter. On an organic basis, which excludes the effect of foreign currency fluctuations and acquisitions and divestitures, sales were flat in the quarter.

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Diluted earnings per share from continuing operations were 37 cents in the current quarter compared to 32 cents in the prior year quarter. Excluding restructuring and discrete items, primarily transaction expenses related to the acquisition of Simple Health & Beauty Group Limited (“Simple”), diluted earnings per share from continuing operations increased 12.2% to 46 cents compared to 41 cents in the prior year quarter.

Commenting on the results, Alberto Culver President and Chief Executive Officer V. James Marino said, “While the hair care category remains soft, trends are slowly beginning to improve and we continue to gain market share. Sales growth was particularly strong in our international segment, even with a very strong performance in the prior year quarter.”

In the U.S., despite market share gains and continued solid growth on TRESemmé, reported sales declined 2.5% versus a difficult comparison against the prior year first quarter where sales increased 8.0% (including 4% growth from last year’s Noxzema acquisition). International sales on a reported basis increased 12.3% (foreign currency fluctuations accounted for 8.5% of the growth) behind double-digit growth on TRESemmé and St. Ives.

Alberto Culver First Quarter Fiscal Year 2010 Earnings Release	Page 2

The Company’s gross profit margin was 53.4% in the first quarter compared to 51.6% in the prior year quarter. Gross margin improved primarily as a result of lower commodity costs. “We are very pleased with our gross margin improvement as it provides leverage to increase our advertising investments in our core beauty care brands,” commented Mr. Marino.

Advertising and other marketing investments in the first quarter increased to $50.1 million compared to $49.4 million in the prior year quarter. The increase resulted primarily from double-digit increases in TRESemmé and St. Ives. Mr. Marino added, “In the quarter, we increased our investments in aggregate on our core beauty care brands and we continued to benefit from lower media rates.”

Selling and administrative expenses as a percentage of net sales increased 80 basis points to 21.5% in the first quarter compared to 20.7% in the prior year quarter. The increase was mainly due to prior year foreign currency transaction gains that did not repeat in the current quarter. These increases were partially offset by cost savings initiatives and lower transportation costs and stock-based compensation expenses.

Carol Lavin Bernick, Executive Chairman of the Company, said, “While market conditions remain challenging, our business model continues to generate profitable growth. Our focus and consistent strategy of driving growth in our core beauty care brands is a major contributor to our success. Our December acquisition of Simple, a U.K.-based leading skin care brand, builds on that strategy, further strengthens our beauty care portfolio and creates additional growth opportunities.”

Ms. Bernick also announced the Company’s board of directors increased the regular quarterly cash dividend by 13.3% to 8.5 cents per share. Ms. Bernick added, “We are happy to be in a position to reward our shareholders with another significant increase in our dividend.” The dividend will be paid on February 23, 2010 to shareholders of record on February 11, 2010.

On December 18, 2009, the Company completed the acquisition of all of the issued and outstanding shares of Simple Health & Beauty Group Limited. Simple is a leading skin care company based in the United Kingdom that was owned primarily by Duke Street, a mid-market private equity fund. The total purchase price was approximately $384 million.

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On July 31, 2008, the Company sold its Cederroth International subsidiary to a company owned by two funds controlled by CapMan, a Nordic based private equity firm, for 159.5 million Euros. As a result of the transaction, the results of operations of Cederroth are reported as discontinued operations.

On November 16, 2006, the Company closed a transaction that separated its consumer products business from its beauty supply distribution business and resulted in the formation of two separate and independent publicly-traded companies: new Alberto Culver and Sally Beauty Holdings, Inc. As a result of the transaction, the results of operations of the beauty supply distribution business are reported as discontinued operations.

Due to the disclosure of organic sales growth and financial results excluding restructuring and discrete items, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and discrete items, as well as a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, are included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

The Company will discuss its first quarter fiscal year 2010 results with investors in a call to be held later today (Monday, February, 1) at 11 a.m. Eastern Time. The dial-in numbers for the call are 866-742-2281 or 660-422-4763 (international callers) and the conference ID is 50033784. The numbers for a replay of the conference call are 800-642-1687 or 706-645-9291 and will be available through Monday, March 1, 2010. The conference ID is 50033784. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Investing Section, and at www.earnings.com.

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care products including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema in the United States and internationally. It is also the second largest producer in the U.S. of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery products such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially

Alberto Culver First Quarter Fiscal Year 2010 Earnings Release	Page 4

from estimates or projections contained in such forward-looking statements include: the pattern of brand sales; competition within the relevant product markets; loss of one or more key customers; loss of one or more key employees; inability of efficiency initiatives to improve the company’s margins; manufacturing and supply chain disruptions; inability of the company to protect its intellectual property; the disruption of normal business activities due to the company’s implementation of a new worldwide ERP system; risks inherent in acquisitions, divestitures and strategic alliances, including, without limitation, undisclosed liabilities and obligations for which we may have limited or no recourse; risks inherent in expanding in existing geographic locations and entering new geographic locations; loss of one or more key suppliers or copackers; adverse changes in currency exchange rates; the effects of a prolonged United States or global economic downturn or recession; special demands by key customers; health epidemics; unavailability of raw materials or finished products; increases in costs of raw materials and inflation rates; events that negatively affect the intended tax free nature of the distribution of shares of Alberto Culver Company in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006; changes in costs; the unanticipated costs and effects of legal or administrative proceedings; the risk that the expected cost savings related to the reorganizations and restructurings may not be realized; adverse weather conditions; loss of distributorship rights; sales by unauthorized distributors in the company’s exclusive markets; and variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over which the company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2009 Annual Report on Form 10-K filed on November 24, 2009 with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Alberto Culver First Quarter Fiscal Year 2010 Earnings Release	Page 5

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended December 31, 2009 and 2008	2009	2008

Net sales	$362,964	352,834
Cost of products sold	169,222	170,824

Gross profit	193,742	182,010
Advertising, marketing, selling and administrative	128,018	122,394
Transaction expenses (1)	6,115	—
Restructuring and other (2)	4,209	292

Operating earnings	55,400	59,324
Interest income, net	(258)	(1,292)

Earnings from continuing operations before income taxes	55,658	60,616
Provision for income taxes (3)	19,023	29,319

Earnings from continuing operations	36,635	31,297
Discontinued operations, net of income taxes (4)	(42)	357

Net earnings	$36,593	31,654

Basic earnings per share:
Continuing operations	$.37	.32
Discontinued operations	—	—

Total	$.37	.32

Diluted earnings per share:
Continuing operations (1) (2) (3)	$.37	.32
Discontinued operations	—	—

Total	$.37	.32

Weighted average shares outstanding:
Basic	97,809	97,525
Diluted	99,549	98,889

(1)	Transaction expenses reflect investment banking, legal and other professional service fees incurred in connection with the acquisition of Simple Health & Beauty Group Limited. During the first quarter of fiscal year 2010, this amount reduced earnings from continuing operations by $6,115 and diluted earnings per share from continuing operations by 6 cents.
(2)	Restructuring and other primarily includes severance and other costs incurred in connection with the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California which was announced in June 2009 and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility which was announced in November 2009. During the first quarter of fiscal year 2010, restructuring and other reduced earnings from continuing operations (net of tax) by $2,711 and diluted earnings per share from continuing operations by 3 cents. During the first quarter of fiscal year 2009, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $166 and did not have an effect on diluted earnings per share from continuing operations.
(3)	The provision for income taxes in the first quarter of fiscal year 2010 includes $43 of discrete tax expense, which did not have an effect on diluted earnings per share from continuing operations. The provision for income taxes in the first quarter of fiscal year 2009 includes $8,895 of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, which reduced diluted earnings per share from continuing operations by 9 cents.
(4)	Discontinued operations in both periods primarily include adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver.

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Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	December 31, 2009	September 30, 2009
Assets

Cash, cash equivalents and short-term investments	$93,840	469,775
Accounts receivable, net	236,034	228,979
Inventories	147,874	126,777
Other current assets and income taxes	44,276	40,097

Total current assets	522,024	865,628
Property, plant and equipment, net	251,382	249,911
Goodwill and trade names	692,889	313,955
Long-term investments	57,540	58,412
Other assets	87,322	70,108

Total assets	$1,611,157	1,558,014

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$180	175
Accounts payable, accrued expenses and income taxes	274,103	275,649

Total current liabilities	274,283	275,824
Long-term debt	388	429
Other liabilities and income taxes	106,769	80,339

Total liabilities	381,440	356,592
Stock options subject to redemption	4,434	4,776
Stockholders’ equity	1,225,283	1,196,646

Total liabilities and stockholders’ equity	$1,611,157	1,558,014

Alberto Culver First Quarter Fiscal Year 2010 Earnings Release	Page 7

Segment Data (Unaudited)

(in thousands)

Three Months Ended December 31, 2009 and 2008	2009	2008

Net Sales:
United States	$218,847	224,465
International	144,117	128,369

	$362,964	352,834

Earnings From Continuing Operations Before Income Taxes:

United States	$46,011	44,114
International	22,568	19,176

Segment operating profit	68,579	63,290
Stock-based compensation expense	(2,855)	(3,674)
Transaction expenses (1)	(6,115)	—
Restructuring and other (2)	(4,209)	(292)
Interest income, net	258	1,292

	$55,658	60,616

(1)	Transaction expenses reflect investment banking, legal and other professional service fees incurred in connection with the acquisition of Simple Health & Beauty Group Limited.
(2)	Restructuring and other primarily includes severance and other costs incurred in connection with the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California which was announced in June 2009 and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility which was announced in November 2009.

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Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three months ended December 31, 2009 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring and discrete items

•	Earnings from continuing operations excluding restructuring and discrete items

•	Diluted earnings per share from continuing operations excluding restructuring and discrete items

•	Organic sales growth

In June 2009, the Company committed to a plan primarily related to the downsizing of its manufacturing facility and the consolidation of its warehouse and office facilities in Chatsworth, California. During fiscal year 2009, the Company recorded restructuring costs related to this plan of $6.3 million (none in the first quarter). During the first quarter of fiscal year 2010, the Company recorded additional restructuring costs related to this plan of $386,000.

In November 2009, the Company committed to a plan primarily related to ceasing all manufacturing activities at its facility in Chatsworth, California. This plan is in addition to the Company’s initial plan to downsize the Chatsworth manufacturing facility. During the first quarter of fiscal year 2010, the company recorded restructuring costs related to this plan of $3.6 million, primarily related to severance.

In addition to these two plans, the Company recorded restructuring costs of $182,000 in the first quarter of fiscal year 2010 and $519,000 during fiscal year 2009 ($292,000 in the first quarter) related to previously announced plans.

In total, the company recorded restructuring and other costs during the first quarter of fiscal year 2010 of $4.2 million ($2.7 million after taxes or 3 cents per diluted share from continuing operations). In fiscal year 2009, the company recorded total restructuring and other costs of $6.8 million ($4.2 million after taxes) with $292,000 in the first quarter ($166,000 after taxes).

In connection with the acquisition of Simple Health & Beauty Group Limited on December 18, 2009, the Company incurred transaction expenses (primarily investment banking, legal and other professional service fees) during the first quarter of fiscal year 2010 of $6.1 million (6 cents per diluted share from continuing operations). This amount is not expected to be deductible for income tax purposes.

In the third and fourth quarters of fiscal year 2009, the Company incurred costs related to a dispute with a supplier of $2.9 million ($1.9 million after taxes). In the first quarter of fiscal year 2010, additional costs of $240,000 ($165,000 after taxes) were incurred.

The Company’s provision for income taxes in the first quarter of fiscal year 2010 included net discrete tax expense of $43,000. The Company’s provision for income taxes in the first quarter of fiscal year 2009 included net discrete tax expense of $8.9 million (9 cents per diluted share from continuing operations), primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale.

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Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three months ended December 31, 2009 and 2008 are as follows (in thousands, except per share data):

	Three Months Ended December 31
	2009	2008
Pre-tax earnings from continuing operations, as reported	$55,658	60,616
Restructuring and other	4,209	292
Transaction expenses	6,115	—
Dispute with a supplier	240	—

Pre-tax earnings from continuing operations, excluding restructuring and discrete items	$66,222	60,908

Earnings from continuing operations (net of income taxes), as reported	$36,635	31,297
Restructuring and other, net of income taxes	2,711	166
Transaction expenses, net of income taxes	6,115	—
Dispute with a supplier, net of income taxes	165	—
Discrete tax items	43	8,895

Earnings from continuing operations (net of income taxes), excluding restructuring and discrete items	$45,669	40,358

Diluted earnings per share from continuing operations, as reported	$.37	.32
Restructuring and other, net of income taxes	.03	—
Transaction expenses, net of income taxes	.06	—
Dispute with a supplier, net of income taxes	—	—
Discrete tax items	—	.09

Diluted earnings per share from continuing operations, excluding restructuring and discrete items	$.46	.41

	Three Months Ended December 31
	2009	2008
Net sales growth, as reported	2.9%	2.8%
Effect of foreign currency fluctuations	(3.1)	9.4
Effect of acquisition	(0.7)	(2.7)
Effect of divestiture	0.9	—

Organic sales growth	0.0%	9.5%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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